Exhibit 97.1
Concentrix Corporation
Compensation Clawback Policy

(as amended and restated by the Board of Directors of the Company on December 1, 2023)
Purpose
The Board of Directors (the “Board”) of Concentrix Corporation (the “Company”) has adopted this Compensation Clawback Policy (“Policy”) to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and the listing standards promulgated by the Nasdaq Stock Market (“Nasdaq”) pursuant to Rule 10D-1.
Policy
In the event of a Restatement, the Company will reasonably promptly recover Erroneously Awarded Compensation (calculated on a pre-tax basis) received by an Executive Officer on or after October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by an Executive Officer on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, or granted to the Executive Officer prior to the Effective Date.
This Policy applies to all Incentive-Based Compensation received by an individual: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (iii) while the Company had a listed class of securities on a national securities exchange; and (iv) during the Applicable Period.
Each award agreement or plan document, including the Concentrix Corporation 2020 Stock Incentive Plan, setting forth the terms and conditions of any cash incentive award or performance-based equity award granted to an Executive Officer shall be deemed to include the provisions of this Policy.
Administration
Each Executive Officer for whom the Board approves such a recovery shall repay or forfeit such Erroneously Awarded Compensation, by the Executive Officer’s payment or reimbursement of cash, the Executive Officer’s forfeiture of shares of Company common stock, the Company’s cancellation of outstanding equity awards held by the Executive Officer, or by any other method deemed appropriate by the Independent Directors and authorized by applicable law or contract. Absent manifest error, all determinations and decisions made by the Independent Directors in accordance with the provisions of this Policy shall be final, conclusive, and binding on all persons, including the Company, its affiliates, its shareholders, and its employees.
Any recovery under this Policy is in addition to any other rights or remedies that may be available to the Company and its subsidiaries under its policies and applicable law, including but not limited to, disciplinary action and termination of employment.
Recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to a Restatement.
The Company shall not insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this

Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.
The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
i.The direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before reaching such conclusion, the Independent Directors must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq;
ii.Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before reaching such conclusion, the Independent Directors must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq; or
iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the U.S. Internal Revenue Code of 1986, as amended.
Definitions
For purposes of this Policy:
•“Applicable Period” means with respect to any Restatement, the three completed fiscal years immediately preceding the Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).
•“Erroneously Awarded Compensation” means, in the event of a Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Restatement, and must be computed without regard to any taxes paid by the relevant Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
•“Exchange Act” means the Securities Exchange Act of 1934, as amended.
•“Executive Officer” means each individual that is or was an officer of the Company, as defined in Rule 16a-1 under the Exchange Act.
•“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the SEC to qualify as a “Financial Reporting Measure”.

•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition or the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
•“Independent Directors” means the independent members of the Board, as identified pursuant to applicable Nasdaq listing standards.
•“Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
•“Restatement Date” means the earlier to occur of (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.